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                                                                     Exhibit 3.2

                              Form of By-Laws of

                           FIRSTAR (WI) CORPORATION






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                                    ARTICLE I

                                     OFFICES

Section 1.01. Principal Office. The principal office of the Corporation in the State of Wisconsin shall be located at 777 East Wisconsin Avenue, Milwaukee, Wisconsin. The Corporation may have such other offices, either within or without the State of Wisconsin, as the board of directors may designate or as the business of the Corporation may require from time to time.

Section 1.02. Registered Office. The registered office of the Corporation required by the Wisconsin Business Corporation Law to be maintained in the State of Wisconsin shall be , except as the board of directors may change the address of the registered office from time to time.


                                   ARTICLE II

                                  SHAREHOLDERS

Section 2.01.  Annual Meeting.

(a) The annual meeting of the shareholders of the Corporation (the "Annual Meeting") shall be held on the second Tuesday in the month of April in each year (or on such other day as may be fixed by the board of directors) at such time and place as may be designated by the board of directors or, in the absence of designation by the board of directors, then at 11:00 a.m. Milwaukee, Wisconsin time at the principal office of the Corporation, for the purposes of transacting only such business as is properly brought before the Annual Meeting in accordance with this Section 2.01. If the day fixed for the Annual Meeting shall be a legal holiday in the State of Wisconsin, then such meeting shall be held on the next succeeding Business Day (as hereinafter defined).

(b) A proposal of business to be considered by the shareholders may be made at an Annual Meeting only (i) pursuant to the Corporation's notice of meeting, (ii) by or at the direction of the board of directors or (iii) by any shareholder of the Corporation who is a shareholder of record at the time of the giving of the notice provided for in this Section 2.01, who is entitled to vote at the Annual Meeting and who complies with the notice procedures set forth in this Section 2.01.

(c) For business to be properly brought before an Annual Meeting by a shareholder pursuant to clause (iii) of paragraph (b) of this Section 2.01, the shareholder must have given timely notice thereof in writing to the secretary of the Corporation. To be timely, a shareholder's notice must be received by the secretary of the Corporation at the principal executive offices of the Corporation not later than the earlier of (i) 45 days in advance of the


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first annual anniversary (the "Anniversary Date") of the date set forth in the Corporation's proxy statement for the prior year's Annual Meeting as the date on which the Corporation first mailed definitive proxy materials for the prior year's Annual Meeting and (ii) the later of (x) the date 70 days prior to the date of the Annual Meeting for which such proposal is being made and
(y) the date 10 Business Days after the first public announcement of the date of the Annual Meeting for which such proposal is being made; provided, however, that, to be timely for the 1999 Annual Meeting, a shareholder's notice must be received by the secretary of the Corporation not later than January 27, 1999. Such shareholder's notice shall be signed by the shareholder of record who intends to introduce the other business, shall bear the date of signature of such shareholder and shall set forth:

          (i) the name and address, as they appear on the Corporation's books, of such shareholder and the beneficial owner or owners, if any, on whose behalf the proposal is made;

          (ii) the class and number of shares of the Corporation which are beneficially owned by such shareholder and any such beneficial owner or owners;

          (iii) a representation that such shareholder is a holder of record of shares of the Corporation entitled to vote at such Annual Meeting and intends to appear in person or by proxy at such Annual Meeting to introduce the business specified in such shareholder's notice; and

          (iv) (A) a brief description of the business desired to be brought before such Annual Meeting and, if such business includes a proposal to amend these by-laws, the language (B) such shareholder's and any such beneficial owner's or owners' reasons for conducting such business at such Annual Meeting, and (C) any material interest in such business of such shareholder and any such beneficial owner or owners, and (D) with respect to any nomination of a director, all information required by the Articles of Incorporation to be set forth in a shareholder notice of nomination of director.

(d) Only such business shall be conducted at an Annual Meeting as shall have been brought before such Annual Meeting in accordance with the procedures set forth in this Section 2.01. If the chairman of the Annual Meeting shall determine that any business proposed to be brought before the meeting was not properly brought in accordance with the procedures set forth in this Section 2.01, then the chairman shall so declare to the meeting and such business shall not be considered.

(e) For purposes of Section 2.01 and Section 2.02 of these by-laws, "public announcement" shall mean disclosure in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15 (d) of the Exchange Act or in a press release reported by the Dow Jones News Service, Reuters Economic Services, Associated Press, United Press International or comparable national news service. For purposes of these by-laws, "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of Wisconsin are authorized or obligated by law or executive order to close.


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(f) Notwithstanding the foregoing provisions of this Section 2.01, a shareholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 2.01. Nothing in this Section 2.01 shall be deemed to expand or limit the Corporation's obligations under Rule 14a-8 under the Exchange Act.

(g) In the event of failure, through oversight or otherwise, to hold the Annual Meeting in any year on the date herein provided, a subsequent deferred Annual Meeting upon due notice may be held in lieu thereof and any election had or business done at such Annual Meeting shall be as valid and effectual as if had or done at the Annual Meeting on the date herein provided.

Section 2.02.  Special Meetings.

(a) A special meeting of the shareholders of the Corporation (a "Special Meeting") may be called only by (i) the chairman of the board, (ii) the president or (iii) a majority of the board of directors then in office, and shall be called by the chairman of the board or the president upon the demand, in accordance with this Section 2.02, of the holders of record of shares of the Corporation representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the Special Meeting.

(b) In order that the Corporation may determine the shareholders entitled to demand a Special Meeting, the board of directors may fix a record date to determine the shareholders entitled to make such a demand (the "Demand Record Date"). The Demand Record Date shall not precede the date upon which the resolution fixing the Demand Record Date is adopted by the board of directors and shall not be more than 10 days after the date upon which the resolution fixing the Demand Record Date is adopted by the board of directors. Any shareholder of record seeking to have shareholders demand a Special Meeting shall, by sending written notice to the secretary of the Corporation by hand or by certified or registered mail, return receipt requested, request the board of directors to fix a Demand Record Date. The board of directors shall promptly, but in all events within 10 days after the date on which a valid request to fix a Demand Record Date is received by the secretary of the Corporation, adopt a resolution fixing the Demand Record Date and shall make a public announcement of such Demand Record Date. If no Demand Record Date has been fixed by the board of directors within 10 days after the date on which such valid request is received by the secretary, the Demand Record Date shall be the 10th day after the first date on which a valid written request to set a Demand Record Date is received by the secretary. To be valid, such written notice and request by a shareholder that the board of directors fix a Demand Record Date shall set forth the purpose or purposes for which the Special Meeting is to be held, shall set forth all information about such purpose or purposes that would be required to be set forth in a shareholder's notice described in paragraph (c) of Section 2.01 of these by-laws shall be signed by one or more shareholders of record,

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shall bear the date of signature of each such shareholder and shall set forth all information about each such shareholder and about the beneficial owner or owners, if any, on whose behalf the request is made that would be required to be set forth in a shareholder's notice described in paragraph (c) of Section 2.01 of these by-laws.

(c) In order for a shareholder or shareholders to demand a Special Meeting, a written demand or demands for a Special Meeting by the holders of record as of the Demand Record Date of shares of the Corporation representing at least 10% of all the votes entitled to be cast on each issue proposed to be considered at the Special Meeting must be delivered to the Corporation on or after the Demand Record Date. To be valid, each written demand by a shareholder for a Special Meeting shall set forth the specific purpose or purposes for which the Special Meeting is to be held (which purpose or purposes shall be limited to the purpose or purposes set forth in the written request to set a Demand Record Date, received by the secretary pursuant to paragraph (b) of this Section 2.02), shall set forth all information about such purpose or purposes that would be required to be set forth in a shareholder's notice described in paragraph (c) of Section 2.01 of these by-laws, shall be signed by one or more persons who as of the Demand Record Date are shareholders of record, shall set forth all information about each shareholder signing such demand and about the beneficial owner or owners, if any, on whose behalf the demand is being made that would be required to be set forth in a shareholder's notice described in paragraph (c) of Section
2.01 of these by-laws, shall be sent to the secretary by hand or by certified or registered mail, return receipt requested, and must be received by the secretary within 70 days after the Demand Record Date.

(d) The Corporation shall not be required to call a Special Meeting upon shareholder demand unless, in addition to the documents required by paragraph
(c) of this Section 2.02, the secretary receives a written agreement signed by each Soliciting Shareholder (as defined herein) pursuant to which each Soliciting Shareholder, jointly and severally, agrees to pay the Corporation's costs of holding the Special Meeting, including the costs of preparing and mailing proxy materials for the Corporation's own solicitation, provided that if each of the resolutions introduced by a Soliciting Shareholder at such meeting is adopted, then the Soliciting Shareholders shall not be required to pay such costs. For purposes of this paragraph (d), the following terms shall have the meanings set forth below:

          (i) "Affiliate" of any Person shall mean any Person controlling, controlled by or under common control with such first Person.

          (ii) "Participant" shall have the meaning assigned to such term in Rule 14a-11 promulgated under the Exchange Act.

          (iii) "Person" shall mean any individual, firm, corporation, partnership, joint venture, association, trust,


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     unincorporated organization or other entity.

          (iv) "Proxy" shall have the meaning assigned to such term in Rule 14a-1 promulgated under the Exchange Act.

          (v) "Solicitation" shall have the meaning assigned to such term in Rule 14a-1 promulgated under the Exchange Act.

          (vi) "Soliciting Shareholder" shall mean, with respect to any Special Meeting demanded by a shareholder or shareholders, any of the following
     Persons:

               (A) if the number of shareholders signing the demand or demands for a meeting delivered to the Corporation pursuant to paragraph (c) of this Section 2.02 is ten or fewer, each shareholder signing any such demand;

               (B) if the number of shareholders signing the demand or demands for a meeting delivered to the Corporation pursuant to paragraph (c) of this Section 2.02 is more than ten, each Person who either (I) was a Participant in any Solicitation of such demand or demands or (II) at the time of the delivery to the Corporation of the documents described in paragraph (c) of this Section 2.02, had engaged or intended to engage in any Solicitation of Proxies for use at such Special Meeting (other than a Solicitation of Proxies on behalf of the Corporation); or

               (C) any Affiliate of a Soliciting Shareholder, if a majority of the directors then in office determines that such Affiliate should be required to sign the written notice described in paragraph (c) of this
          Section 2.02 and/or the written agreement described in this paragraph
          (d) in order to prevent the purposes of this Section 2.02 from being evaded.

(e) Except as provided in the following sentence, any Special Meeting shall be held at such hour and day as may be designated by, or designated in the manner provided by, whichever of the chairman of the board, the president or the board of directors shall have called such meeting. In the case of any Special Meeting called by the chairman of the board or the president upon the demand of shareholders (a "Demand Special Meeting"), such meeting shall be at such hour and day as may be designated by the board of directors; provided, however, that the date of any Demand Special Meeting shall be not more than 70 days after the Meeting Record Date (as defined in Section 2.05 of these by-laws); and provided further that if the directors then in office fail to designate an hour and date for a Demand Special Meeting within 10 days after the date that valid written demands for such Demand Special Meeting by the holders of record as of the Demand Record Date of shares representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the Special Meeting are received by the Corporation (the "Delivery Date"), then such meeting shall be had at 2:00 P.M. (local time) on the 100th day after the


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Delivery Date or, if such 100th day is not a Business Day, on the first Business
Day preceding such 100th day.

(f) The Corporation may engage independent inspectors of elections to act as an agent of the Corporation for the purpose of promptly performing a ministerial review of the validity of any purported written demand or demands for a Special Meeting received by the secretary. For the purpose of permitting the inspectors to perform such review, no purported demand shall be deemed to have been received by the Corporation until the earlier of (i) five Business Days following receipt by the secretary of such purported demand and (ii) such date as the independent inspectors certify to the Corporation that the valid demands received by the secretary represent at least 10% of all the votes entitled to be cast on each issue proposed to be considered at the Special Meeting. Nothing contained in this paragraph shall in any way be construed to suggest or imply that the board of directors or any shareholder shall not be entitled to contest the validity of any demand, whether during or after such five Business Day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto).

(g) Only such business shall be conducted at a Special Meeting as shall have been described in the notice of meeting sent to shareholders pursuant to Section
2.04 of these by-laws.

(h) Only such business shall be conducted at a Special Meeting as shall have been brought before such meeting in accordance with the procedures set forth in this Section 2.02. If the chairman of the meeting shall determine that any business proposed to be brought before the Special Meeting was not properly brought in accordance with the procedures set forth in this Section 2.02, then the chairman shall so declare to the meeting and such business shall not be considered.

(i) Notwithstanding the foregoing provisions of this Section 2.02, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 2.02. Nothing in this Section 2.02 shall be deemed to expand or limit the Corporation's obligations under Rule 14a-8 under the Exchange Act.

Section 2.03. Place of Meeting. The board of directors (or, in the absence of designation by the board of directors, then the officer calling a meeting) may designate any place within or outside the State of Wisconsin as the place of meeting for any Annual Meeting and Special Meeting or any postponement thereof. If no designation is made, the place of the meeting shall be at the address of the principal office of the Corporation in the State of Wisconsin.

Section 2.04. Notice of Meeting. The Corporation shall send


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written notice of any Annual Meeting or Special Meeting as may be required by the Wisconsin Business Corporation Law. In the event of any Demand Special Meeting, such notice of meeting shall be sent not more than 30 days after the Delivery Date (as defined in Section 2.02(e) of these by-laws).

Section 2.05. Fixing of Record Date. The board of directors may fix, or provide the manner of fixing, a record date for the determination of shareholders entitled to notice of, or to vote at, any Annual Meeting or Special Meeting (the "Meeting Record Date"). In the case of any Demand Special Meeting, (i) the Meeting Record Date shall be not later than the 30th day after the Delivery Date, and (ii) if the board of directors fails to fix the Meeting Record Date within 30 days after the Delivery Date, then the close of business on such 30th day shall be the Meeting Record Date.

Section 2.06. Conduct of Meeting. The chief executive officer, and in his or her absence, any officer or director designated by the board of directors shall call any Annual Meeting or Special Meeting to order and shall act as chairman of the meeting, and secretary of the Corporation shall act as secretary of all meetings of the shareholders, but in the absence of the secretary, the chairman of the meeting may appoint any other person to act as secretary of the meeting.

Section 2.07. Postponements; Adjournments. The board of directors acting by resolution may postpone and reschedule any previously scheduled Annual Meeting or Special Meeting; provided, however, that a Demand Special Meeting shall not be postponed beyond the 100th day following the Delivery Date. Any Annual Meeting or Special Meeting may be adjourned from time to time, whether or not there is a quorum, (i) at any time, upon a resolution of shareholders if the votes cast in favor of such resolution by the holders of shares of each voting group entitled to vote on any matter theretofore properly brought before the meeting exceed the number of votes cast against such resolution by the holders of shares of each such voting group or (ii) at any time prior to the transaction of any business at such meeting, by the chairman of the board or the president or pursuant to resolution of the board of directors. No notice of the time and place of adjourned meetings need be given except as required by the Wisconsin Business Corporation Law. At any adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

                                   ARTICLE III

                               BOARD OF DIRECTORS

Section 3.01. General Powers, Qualifications and Retirement. All corporate powers of the Corporation shall be exercised by or under the authority of, and the business affairs of the Corporation shall be managed under the direction of, its board of directors. No person shall be eligible to be elected or re-elected as a member of the board of directors if he or she shall have attained seventy (70) years of age and any director who attains the age of seventy (70) years shall resign from the board of directors as of the last day of the calendar quarter in which such director's seventieth birthday falls; provided, however, that directors of the Corporation who were directors of Star Banc Corporation on April 12, 1988 ("Initial Directors") shall not be subject to this sentence, and provided further that directors of the Corporation who were directors of Firstar Corporation on April 16, 1998 and who will attain seventy (70) years of age in 1999 shall not be subject to the resignation requirement of this sentence. No Initial Director shall be eligible to be elected or re-elected as a member of the board of directors if he or she shall have attained seventy-five (75) years of age and any Initial Director who attains the age of seventy-five (75) years shall resign from the board of directors as of the last day of the calendar quarter in which such director's seventy-fifth birthday falls.

Section 3.02. Regular Meetings. The board of directors may provide, by resolution, the time and place either within or outside the State of Wisconsin for the holding of regular


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meetings without other notice than such resolution.

Section 3.03. Special Meetings. Special meetings of the board of directors may be called by or at the request of the chairman of the board, the president, or any ten (10) of the directors. The person or persons authorized to call special meetings may fix any place, either within or outside the State of Wisconsin, as the place for holding any special meeting called by them.

Section 3.04. Notice. Notice of any special meeting and of any regular meeting (except as provided in Section 3.02) may be given orally or in writing and shall be given not later than the day prior to the meeting. Notice may be communicated in person, by telephone, telegraph, teletype, facsimile or other forms of wire or wireless communication, or by mail or private carrier or other means to each director either personally or to his or her business address.

Section 3.05. Compensation. The board of directors, irrespective of any personal interest of any of its members, may establish compensation of all directors for services to the Corporation as directors, officers or otherwise, or may delegate such authority to an appropriate committee. The board of directors also shall have authority to provide for or to delegate authority to an appropriate committee to provide for reasonable pensions, disability or death benefits, and other benefits or payments to directors, officers and employees and to their estates, families, dependents, or beneficiaries, on account of prior services rendered by such directors, officers and employees to the Corporation.

Section 3.06. Committees. The board of directors by resolution approved by a majority of all directors then in office may designate one or more committees, including an executive committee, each committee to consist of two (2) or more directors elected by the board of directors.


                                   ARTICLE IV

                                    OFFICERS

Section 4.01. Number. The principal officers of the Corporation shall be a president, one or more vice presidents, a secretary, and a treasurer, each of whom shall be elected by the board of directors. Such other officers, including a chairman of the board of directors, and assistant officers as may be deemed necessary may be elected or appointed by the board of directors. The chairman of the board of directors, if one is elected, shall be chosen by the board of directors from among its membership, but the remaining officers may or may not be directors. Any two or more offices may be held by the same person. Except to the extent such power is limited by the board of directors, any officer authorized by these by-laws or the board of directors to appoint officers may appoint one or more other officers or assistant officers, and any officer making such an appointment shall report the appointment to the board of directors at its next regular meeting. Wherever in these By-laws


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it is provided that the board of directors may elect, appoint, or remove any officer, the chief executive officer of the Corporation shall have the same authority as the board of directors.

Section 4.02. Chief Executive Officer. The president shall be the chief executive officer of the Corporation unless the board of directors shall have chosen a chairman of the board of directors and designated such chairman of the board of directors as chief executive officer. Subject to the control of the board of directors, the chief executive officer shall in general supervise and control all of the business and affairs of the Corporation. The chief executive officer shall preside at all meetings of the shareholders and of the board of directors. The chief executive officer shall have authority, subject to such rules as may be prescribed by the board of directors, to appoint such agents, employees and, in accordance with Section 4.01 of these by-laws, other officers of the Corporation as he or she shall deem necessary, to prescribe their powers, duties and compensation, and to delegate authority to them. Such agents, employees and officers shall hold office at the discretion of the chief executive officer. The chief executive officer shall have authority to sign, execute and acknowledge, on behalf of the Corporation, all deeds, mortgages, bonds, stock certificates, contracts, leases, reports, and all other documents or instruments necessary or proper to be executed in the course of the Corporation's regular business, or which shall be authorized by resolution of the board of directors; and except as otherwise provided by law or the board of directors, he or she may authorize the president, any vice president or other officer or agent of the Corporation to sign, execute and acknowledge such documents or instruments in his or her place and stead. In general, he or she shall perform all duties incident to the chief executive officer of the Corporation and such other duties as may be prescribed by the board of directors from time to time.

Section 4.03. Chairman of the Board of Directors. The chairman of the board of directors, if one be chosen by the board of directors, shall perform all duties incident to the office of the chairman of the board and such other duties as may be prescribed by the board of directors.

Section 4.04. Other Officers. The board of directors and any officer authorized by the board of directors or these by-laws shall have the power to appoint other officers, and such officers so appointed by the board of directors or any such officer shall have the power to perform all the duties incident to the office to which he or she is so appointed, subject to such limitations as the board of directors or the appointing officer shall prescribe.


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                                    ARTICLE V

                   CERTIFICATES FOR SHARES AND THEIR TRANSFER

Section 5.01. Certificates for Shares. Certificates representing shares of the Corporation shall be in such form as shall be determined from time to time by the board of directors. Such certificates shall be signed by the chairman of the board, the president or a vice president and by the secretary or an assistant secretary.

Section 5.02. Stock Regulations. The board of directors shall have the power and authority to make all such further rules and regulations not inconsistent with the statutes of the State of Wisconsin as it may deem expedient concerning the issue, transfer and registration of certificates representing shares of the Corporation.

Section 5.03. No Nominee Procedures. The Corporation has not established, and nothing in these by-laws shall be deemed to establish, any procedure by which a beneficial owner of the Corporation's shares that are registered in the name of a nominee is recognized by the Corporation as the shareholder under Section
180.0723 of the Wisconsin Business Corporation Law.


                                   ARTICLE VI

                                 CORPORATE SEAL

Section 6.01. Seal. The board of directors shall provide a corporate seal which shall be circular in form and shall have inscribed thereon the name of the Corporation and the words "Corporate Seal."


                                   ARTICLE VII

                                 INDEMNIFICATION

Section 7.01. Certain Definitions. All capitalized terms used in this Article VII and not otherwise hereinafter defined in this Section 7.01 shall have the meanings set forth in Section 180.0850 of the Wisconsin Business Corporation Law. The following capitalized terms (including any plural forms thereof) used in this Article VII shall be defined as follows:

(a) "Affiliate" shall include, without limitation, any corporation, partnership, joint venture, employee benefit plan, trust or other enterprise that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Corporation.

(b) "Authority" shall mean the entity selected by the Director or Officer to determine his or her right to indemnification

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pursuant to Section 7.04.

(c) "Board" shall mean the entire then elected and serving board of directors of the Corporation, including all members thereof who are Parties to the subject Proceeding or any related Proceeding.

(d) "Breach of Duty" shall mean the Director or Officer breached or failed to perform his or her duties to the Corporation and his or her breach of or failure to perform those duties is determined, in accordance with Section 7.04, to constitute misconduct under Section 180.0851(2)(a) 1, 2, 3 or 4 of the Statute.

(e) "Controlled Banking Subsidiary" shall mean any subsidiary of the Corporation, at least 80% of the outstanding voting stock of which is owned directly or indirectly by the Corporation, chartered as a bank or trust company under federal or state law.

(f) "Corporation" as used herein and as defined in the Statute and incorporated by reference into the definitions of certain other capitalized terms used herein, shall mean this Corporation, including without limitation, any successor corporation or entity to this Corporation by way of merger, consolidation or acquisition of all or substantially all of the capital stock or assets of this Corporation.

(g) "Director or Officer" shall have the meaning set forth in the Statute; provided, that, for purposes at this Article VII, it shall be conclusively presumed that any Director or Officer serving as a director, officer, partner, trustee, member of any governing or decision-making committee, employee or agent of an Affiliate shall be so serving at the request of the Corporation.

(h) "Disinterested Quorum" shall mean a quorum of the Board who are not Parties to the subject Proceeding or any related Proceeding.

(i) "Party" shall have the meaning set forth in the Statute; provided, that, for purposes of this Article VII, the term "Party" shall also include any Director or Officer who is or was a witness in a Proceeding at a time when he or she has not otherwise been formally named a Party thereto.

(j) "Proceeding" shall have the meaning set forth in the Statute; provided, that, in accordance with Section 180.0859 of the Statute and for purposes of this Article VII, the term "Proceeding" shall also include, without limitation, all Proceedings (i) brought under (in whole or in part) the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, their respective state counterparts, and/or any rule or regulation promulgated under any of the foregoing; (ii) brought before an Authority or otherwise to enforce rights hereunder; (iii) any appeal from a Proceeding; and (iv) any Proceeding in which the Director or Officer is a plaintiff or petitioner because he or she is a Director or Officer; provided, however, that any such Proceeding under this subsection (iv) must be authorized by a majority vote of a Disinterested Quorum.

(k) "Statute" shall mean Sections 180.0850 through 180.0859, inclusive, of

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the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin
Statutes, as the same shall then be in effect, including any amendments thereto, but, in the case of any such amendment, only to the extent such amendment permits or requires the Corporation to provide broader indemnification rights than the Statute permitted or required the Corporation to provide prior to such amendment.

Section 7.02. Mandatory Indemnification. To the fullest extent permitted or required by the Statute, the Corporation shall indemnify a Director or Officer against all Liabilities incurred by or on behalf of such Director or Officer in connection with a Proceeding in which the Director or Officer is a Party because he or she is or was a Director or Officer.

Section 7.03.  Procedural Requirements.

(a) A Director or Officer who seeks indemnification under Section 7.02 shall make a written request therefor to the Corporation. Subject to Section 7.03(b), within thirty days of the Corporation's receipt of such request, the Corporation shall pay or reimburse the Director or Officer for the entire amount of Liabilities incurred by the Director or Officer in connection with the subject Proceeding (net of any Expenses previously advanced pursuant to Section 7.05).

(b) No indemnification shall be paid by the Corporation pursuant to Section 7.02 if, within thirty-day period, (i) a Disinterested Quorum, by a majority vote thereof, determines that the Director or Officer requesting indemnification engaged in misconduct constituting a Breach of Duty or (ii) a Disinterested Quorum cannot be obtained.

(c) In either case of nonpayment pursuant to Section 7.03(b), the Board shall immediately authorize by resolution that an Authority, as provided in Section 7.04, determine whether the Director's or Officer's conduct constituted a Breach of Duty and, therefore, whether indemnification should be denied hereunder.

(d) (i) If the Board does not authorize an Authority to determine the Director's or Officer's right to indemnification hereunder within such thirty-day period and/or (ii) if indemnification of the requested amount of Liabilities is paid by the Corporation, then in either such case it shall be conclusively presumed for all purposes that a Disinterested Quorum has affirmatively determined that the Director or Officer did not engage in misconduct constituting a Breach of Duty and, in the case of subsection (i) above (but not subsection (ii)), indemnification by the Corporation of the requested amount of Liabilities shall be paid to the Director or Officer immediately.

Section 7.04.  Determination of Indemnification

(a) If the Board authorizes an Authority to determine a Director's or Officer's right to indemnification pursuant to Section 7.03, then the Director or Officer requesting indemnification shall have the absolute discretionary authority to select one of the following as such Authority:

          (i) An independent legal counsel; provided, that such counsel shall


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     be mutually selected by such Director or Officer and by a majority vote of a Disinterested Quorum or, if a Disinterested Quorum cannot be obtained, then by a majority vote of the Board;

          (ii) A panel of three arbitrators selected from the panels of arbitrators of the American Arbitration Association in Milwaukee, Wisconsin; provided, that (A) one arbitrator shall be selected by such Director or Officer, the second arbitrator shall be selected by a majority vote of a Disinterested Quorum or, if a Disinterested Quorum cannot be obtained, then by a majority vote of the Board, and the third arbitrator shall be selected by the two previously selected arbitrators, and (B) in all other respects, such panel shall be governed by the American Arbitration Association's then existing Commercial Arbitration Rules; or

          (iii) A court pursuant to and in accordance with Section 180.0854 of the Statute.

(b) In any such determination by the selected Authority there shall exist a rebuttable presumption that the Director's or Officer's conduct did not constitute a Breach of Duty and that indemnification against the requested amount of Liabilities is required. The burden of rebutting such a presumption by clear and convincing evidence shall be on the Corporation or such other party asserting that such indemnification should not be allowed.

(c) The Authority shall make its determination within sixty days of being selected and shall submit a written opinion of its conclusion simultaneously to both the Corporation and the Director or Officer.

(d) If the Authority determines that indemnification is required hereunder, the Corporation shall pay the entire requested amount of Liabilities (net of any Expenses previously advanced pursuant to Section 7.05), including interest thereon at a reasonable rate, as determined by the Authority, within ten days of receipt of the Authority's opinion; provided, that, if it is determined by the Authority that a Director or Officer is entitled to indemnification against Liabilities incurred in connection with some claims, issues or matters, but not as to other claims, issues or matters, involved in the subject Proceeding, the Corporation shall be required to pay (as set forth above) only the amount of such requested Liabilities as the Authority shall deem appropriate in light of all of the circumstances of such Proceeding.

(e) The determination by the Authority that indemnification is required hereunder shall be binding upon the Corporation regardless of any prior determination that the Director or Director engaged in a Breach of Duty.

(f) All expenses incurred in the determination process under this Section 7.04 by either the Corporation or the Director or Officer, including, without limitation, all Expenses of the selected Authority, shall be paid by the Corporation.

Section 7.05.  Mandatory Allowance of Expenses.

(a) The Corporation shall pay or reimburse from time to time or at any time, within ten days after the receipt of the Director's or Officer's


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

written request therefor, the reasonable Expenses of the Director or Officer as such Expenses are incurred; provided, the following conditions are satisfied:

          (i) The Director or Officer furnishes to the Corporation an executed written certificate affirming his or her good faith belief that he or she has not engaged in misconduct which constitutes a Breach of Duty; and

          (ii) The Director or Officer furnishes to the Corporation an unsecured executed written agreement to repay any advances made under this Section
     7.05 if it is ultimately determined by an Authority that he or she is not entitled to be indemnified by the Corporation for such Expenses pursuant to
     Section 7.04.

(b) If the Director or Officer must repay any previously advanced Expenses pursuant to this Section 7.05, such Director or Officer shall not be required to pay interest on such amounts.

Section 7.06.  Indemnification and Allowance of Expenses Of Certain Others.

(a) The Corporation shall indemnify a director or officer of any Controlled Banking Subsidiary (who is not otherwise serving as a Director or Officer) against all Liabilities, and shall advance the reasonable Expenses, incurred by such director or officer in a Proceeding, but only to the extent such Proceeding is based on acts or omissions alleged to have occurred after the Controlled Banking Subsidiary has become a subsidiary of the Corporation to the same extent hereunder as if such director or officer incurred such Liabilities because he or she was a Director or Officer, if such director or officer is a Parry thereto because he or she is or was a director or officer of the Banking Subsidiary.

(b) The Board may, in its sole and absolute discretion as it deems appropriate, pursuant to a majority vote thereof, indemnify a director or officer of an Affiliate (who is not otherwise serving as a Director or Officer or a director or officer of a Controlled Banking Subsidiary) against all Liabilities, and shall advance the reasonable Expenses, incurred by such director or officer in a Proceeding to the same extent hereunder as if such director or officer incurred such Liabilities because he or she was a Director or Officer, if such director or officer is a Party thereto because he or she is or was a director or officer of the Affiliate.

(c) The Board may, in its sole and absolute discretion as it deems appropriate, pursuant to a majority vote thereof, indemnify against Liabilities incurred by, and/or provide for the advance of reasonable Expenses of, an employee or authorized agent of the Corporation acting within the scope of his or her duties as such and who is not otherwise a Director or Officer. Notwithstanding the foregoing, the Corporation shall indemnity an employee who is not a Director or Officer of the Corporation, to the extent that he or she has been successful on the merits or otherwise in defense of a proceeding, for all reasonable Expenses incurred in the Proceeding if the employee was a Party because he or she was an employee of the Corporation.

Section 7.07. Insurance. The Corporation may purchase and maintain insurance on behalf of a Director or Officer or any individual who is or was


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

an employee or authorized agent of the Corporation against any Liability asserted against or incurred by such individual in his or her capacity as such or arising from his or her status as such, regardless of whether the Corporation is required or permitted to indemnity against any such Liability under this
Article VII.

Section 7.08. Notice to the Corporation. A Director or Officer shall promptly notify the Corporation in writing when he or she has actual knowledge of a Proceeding which may result in a claim of indemnification against Liabilities or allowance of Expenses hereunder, but the failure to do so shall not relieve the Corporation of any Liability to the Director or Officer hereunder unless the Corporation shall have been irreparably prejudiced by such failure (as determined by an Authority selected pursuant to Section 7.04(a)).

Section 7.09. Severability. If any provision of this Article VII shall be deemed invalid or inoperative, or if a court of competent jurisdiction determines that any of the provisions of this Article VII contravene public policy, this Article VII shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such provisions which are invalid or inoperative or which contravene public policy shall be deemed, without further action or deed by or on behalf of the Corporation, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable; it being understood that it is the Corporation's intention to provide the Directors and Officers with the broadest possible protection against personal liability allowable under the Statute.

Section 7.10. Nonexclusivity of Article VII. The rights of a Director or Officer (or any other person) granted hereunder shall not be deemed exclusive of any other rights to indemnification against Liabilities or allowance of Expenses which the Director or Officer (or such other person) may be entitled to under any written agreement, Board resolution, vote of stockholders of the Corporation or otherwise, including, without limitation, under the Statute. Nothing contained in this Article VII shall be deemed to limit the Corporation's obligations to indemnity against Liabilities or allow Expenses to a Director or Officer under the Statute.

Section 7.11.  Amendment.

This Article VII shall be deemed to be a contract between the Corporation and each Director and Officer and any repeal or other limitation of this Article VII or any repeal or limitation of the Statute or any other applicable law shall not limit any rights of indemnification against Liabilities or allowance of Expenses then existing or arising out of events, acts or omissions occurring prior to such repeal or limitation, including, without limitation, the right to indemnification against Liabilities or allowance of Expenses for Proceedings commenced after such repeal or limitation to enforce this Article VII with regard to acts, omissions or events arising prior to such repeal or limitation.


                                  ARTICLE VIII


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

                                   AMENDMENTS

Section 8.01. By Shareholders. Except as otherwise provided in the Articles of Incorporation, these by-laws may be altered, amended or repealed and new by-laws may be adopted by the shareholders by affirmative vote of not less than a majority of the shares present or represented at any Annual Meeting or Special Meeting at which a quorum is in attendance.

Section 8.02. By Directors. Except as otherwise provided in the Articles of Incorporation, these by-laws may be altered, amended or repealed, and new by-laws may be adopted by the board of directors by affirmative vote of a majority of the number of directors present at any meeting at which a quorum is in attendance, but any by-law so adopted may be subsequently altered, amended or repealed by the shareholders. Any by-law adopted, altered or amended by shareholders may be subsequently altered, amended or repealed by the board of directors unless such by-law as adopted, altered or amended by shareholders expressly denies such authority to the board of directors.





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